EXHIBIT 5.4

Telephone (601) 949-4900 Fax (601) 949-4804
January 11, 2010
Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490S
Las Vegas, Nevada 89169
Re:	Registration Statement on Form S-4 $650,000,000 Principal Amount of 9 1/4% Senior Notes due 2014
Ladies and Gentlemen:
          We have acted as special Mississippi counsel to Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and its wholly-owned subsidiary, Ameristar Casinos Vicksburg, Inc. (“ACVI or the “Mississippi Guarantor””), a Mississippi corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Act”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission, of (i) $650,000,000 principal amount of 9 1/4% Senior Notes due 2014 (the “Notes”) of the Company, to be issued in exchange for the Company’s outstanding 9 1/4% Senior Notes due 2014 (the “Outstanding Notes”) pursuant to the Indenture, dated as of May 27, 2009 (as supplemented, the “Indenture”), among the Company, the subsidiaries of the Company listed on Annex A hereto, including the Mississippi Guarantor (collectively, the “Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (the “Original Trustee”), as supplemented by that First Supplemental Indenture, dated as of December 7, 2009 (the “First Supplemental Indenture”), among the Company, the Original Trustee, and Wilmington Trust FSB, as the successor trustee (the “Successor Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors, including the Mississippi Guarantor, endorsed upon the Notes. This opinion is being issued and delivered to you to be filed as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Indenture.
          As such special Mississippi counsel, and for the purpose of rendering this opinion, we have examined originals, or copies identified to our satisfaction as being true copies of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including, but not limited to, the following:
(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Indenture, including the Guarantees;

January 11, 2010

(iv)	the articles of incorporation and bylaws, each as amended through the date hereof and as certified by the Officer’s Certificates, of the Mississippi Guarantor (respectively, the “Articles of Incorporation” and “Bylaws”);

(v)	the certificate dated May 27, 2009 of the duly elected, qualified and authorized officers of the Company and Mississippi Guarantor given in connection with the Indenture and Guarantees as to certain factual matters, together with the certificate dated May 27, 2009 of the duly elected, qualified and authorized secretary of Mississippi Guarantor given in connection with the Indenture and Guarantees as to certain factual matters (collectively, “Original Officers’ Certificates”);

(vi)	the certificate dated as of the date hereof of the duly elected, qualified and authorized secretary of the Mississippi Guarantor given in connection with the Indenture and Guarantees as to certain factual matters (collectively, “Bring Down Officer’s Certificate”, and together with the Original Officer Certificates, the “Officers’ Certificates”);

(vii)	the unanimous written consent and resolutions of the board of directors of the Company dated as of May 8, 2009 and the unanimous written consent and resolutions of the board of directors of Mississippi Guarantor dated as of May 8, 2009, each with respect to the transactions referred to in the Indenture and Guarantees and as certified by the Officers’ Certificates;

(vii)	the certificate of existence for Mississippi Guarantor, as issued by the Secretary of State of the State of Mississippi on January 6, 2010.

The documents listed above at paragraphs (i) through (iii), inclusive, are hereinafter collectively referred to herein as the “Operative Documents”. The documents listed above at paragraphs (iv) through (vi), inclusive, are hereinafter collectively referred to as the “Organizational Documents”
          In our capacity as special Mississippi counsel to the Mississippi Guarantor in connection with the registration contemplated by the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Mississippi Guarantor in connection with the authorization and issuance of the Notes and the Guarantees. We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion, except where a statement is qualified as to knowledge or awareness, in which case we have made no or limited inquiry as specified below. We have been furnished with, and have relied upon, the Officers’ Certificates and assurances of the officers and other representatives of the Company and Mississippi Guarantor, and of public officials as we have deemed necessary for the purpose of rendering the opinions set forth herein. As to questions of fact material to our opinions, we have also relied upon the statements of fact and the representations and warranties as to factual matters contained in the Operative Documents; however, except as otherwise expressly indicated, we have not been requested to conduct, nor have we undertaken, any independent investigation to verify the content or veracity thereof or to determine the accuracy of any statement, and no inference as to our knowledge of any matters should be drawn from the fact of our representation of the Company or Mississippi Guarantor.

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          Without limiting the generality of the foregoing, in rendering this opinion, we have assumed without independent verification that (i) each natural person executing a document has sufficient legal capacity to do so and to enter into and perform the transactions contemplated thereby; (ii) all documents submitted to us as originals are authentic, (iii) the signatures on all documents that we have examined are genuine, (iv) all documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original documents; and (v) that the Original Trustee and any holder of any Outstanding Note has not exercised, and the Successor Trustee and any holder of any Note will not exercise, significant influence (as set forth in Section 75-76-61 of the Mississippi Gaming Control Act and other provisions of the gaming laws of the State of Mississippi) over the gaming activities or operations of the Company or Mississippi Guarantor.
          While certain members of our firm are admitted to practice in jurisdictions other than Mississippi, for purposes of this letter, we have examined only the laws of the State of Mississippi. No opinion is expressed herein with respect to (i) the qualification of the Notes or Guarantees under the securities or blue sky laws of any federal, state or any foreign jurisdiction, (ii) the compliance with any federal or state law, rule or regulations relating to securities, or to the sale or issuance thereof, (iii) tax, insolvency, antitrust, person, employee benefit, environmental, intellectual property, banking, insurance, labor, and health and safety laws or (iv) any county, municipality or any other political subdivision or local governmental agency or authority laws. We note that certain Operative Documents designate the laws of the State of New York as the governing law, but render this opinion as though the internal laws of the State of Mississippi had been so designated.
          Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
1.	The Mississippi Guarantor is a corporation organized and validly existing under the laws of the State of Mississippi.

2.	The Mississippi Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

3.	The Mississippi Guarantor has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Indenture and Guarantees, and has duly executed and delivered the Indenture.

4.	The execution and delivery by the Mississippi Guarantor of the Indenture and the Guarantees, and the performance by the Mississippi Guarantor of its respective obligations under the Indenture and the Guarantees, do not require the Mississippi Guarantor to obtain any approval by or make any filing with any governmental authority under any statute, rule or regulation of the State of Mississippi, other than (i) approvals and filings previously obtained or made and in full force and effect, and (ii) in accordance with Mississippi Gaming Commission Regulation II. I. Section 11, the filing of a report of the transactions contemplated by the

January 11, 2010

Operative Documents by and for the Mississippi Guarantor within thirty (30) days following the date hereof.

5.	The execution and delivery of the Indenture by the Mississippi Guarantor has not violated (i) any applicable statute, rule or regulation of the State of Mississippi or (ii) its Articles of Incorporation and Bylaws. If executed and delivered on the date hereof, the execution and delivery of the Guarantees by the Mississippi Guarantor would not violate (i) any applicable statute, rule or regulation of the State of Mississippi or (ii) its Articles of Incorporation and Bylaws.
          We advise you that while the Company and Mississippi Guarantor (i) have received a waiver granted by the Mississippi Gaming Commission from the prior approval requirements under the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder with respect to private placements and public offerings of its securities, and (ii) the Mississippi Gaming Commission has approved of restrictions on the transfer of, and agreements not to encumber, the stock or other equity interests of Mississippi Guarantor and related guaranties by Mississippi Guarantor with respect to such offerings, the Mississippi Gaming Commission retains the ability to issue a “stop order” with respect to any such offerings. Such an order may be issued for any cause deemed reasonable by the Executive Director of the Mississippi Gaming Commission.
          In delivering this letter to you, we assume no obligation, and we advise you that we shall make no effort, to update the opinions set forth herein, or to conduct an inquiry into the continued accuracy of such opinions, or to apprise any addressee hereof, its counsel or its assignees of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this letter, or of any change in any applicable laws or facts occurring after the date of this letter, which may affect the opinions set forth herein. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.
          Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you, Gibson, Dunn & Crutcher LLP, in connection with its delivery of an opinion to you with respect to the Notes and Guarantees, and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ WATKINS LUDLAM WINTER & STENNIS, P.A.